Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM ANNOUNCES CEDARS-SINAI HEART INSTITUTE AS THE

SPECT IMAGING CORE LAB FOR THE RECENTLY ANNOUNCED GENERX®

PHASE 3 CLINICAL REGISTRATION STUDY IN THE RUSSIAN FEDERATION

SAN DIEGO, CA – June 22, 2011 – Cardium Therapeutics (NYSE Amex: CXM) today announced the selection of the Cedars-Sinai Medical Center Nuclear Cardiology Core Laboratory (Cedars-Sinai Core Laboratory), Los Angeles, California, to serve as the central core lab for the Company’s Generx ASPIRE clinical study. Cedars-Sinai Core Laboratory will be responsible for the consolidation and analysis of SPECT (single-photon emission computed tomography) myocardial imaging data from the Russian medical centers participating in the Generx® Phase 3 ASPIRE registration study that recently received clearance for initiation from the Russian Ministry of Health and Social Development. SPECT is a common imaging technique that is used throughout the world to quantitatively assess myocardial ischemia in patients with coronary artery disease. The ASPIRE study’s primary endpoint will be improvement in perfusion (blood flow) defect size as measured by SPECT imaging.

Cedars-Sinai Medical Center Nuclear Cardiology Core Laboratory is considered one of the world’s leading core laboratories for SPECT imaging. It has operated as an independent core laboratory for over 20 years and has participated in numerous multi-center clinical trials, including the recent COURAGE (Clinical Outcomes Utilizing Revascularization and Aggressive Drug Evaluation) clinical study enrolling over 3,200 patients at over 60 clinical study sites. The scope of work performed by the Cedars-Sinai Core Laboratory includes imaging protocol design, quality assurance and control, interpretation, and data analysis of nuclear myocardial perfusion studies. The Core Laboratory is led by Daniel S. Berman, M.D., who has been the head of Nuclear Cardiology at Cedars-Sinai Medical Center for over 30 years, and is the Associate Director for Cardiac Imaging at the Cedars-Sinai Heart Institute. Dr. Berman is considered a leader in the field of SPECT myocardial perfusion imaging and has authored over 300 original peer-reviewed manuscripts dealing with non-invasive cardiac imaging.

SPECT imaging data from the ASPIRE clinical trial sites in Russia will be electronically sent by study investigators to the Cedars-Sinai Core Laboratory where the imaging data will be compiled and interpreted for Cardium, the US-based sponsor of the ASPIRE study. Cedars-Sinai Core Laboratory was previously responsible for the data management, evaluation and interpretation of a successful Generx Phase 2 clinical study that also used SPECT myocardial perfusion imaging as the endpoint measure. Positive results from this Phase 2 clinical study (Grines et al., J Am Coll Cardiol 2003; 42:1339-47) showed that Generx improved myocardial blood flow in the ischemic region of the hearts of patients following a single intracoronary infusion, as measured by SPECT imaging. As noted in the publication, the mean change observed in

Generx-treated patients was a 4.2% absolute reduction (which represents a 20% relative reduction) in the reversible perfusion defect size from baseline at eight weeks (p<0.001), while the placebo group showed only a 1.6% absolute reduction from baseline (not statistically significant) at eight weeks following treatment. The observed treatment effect for patients receiving Generx was similar in magnitude to that reported in the literature for patients undergoing angioplasty/stent or revascularization procedures with reversible perfusion defects of comparable size at one year following these procedures.

Generx is a disease-modifying regenerative medicine biologic that is being developed to offer a one-time, non-surgical treatment option for patients with advanced coronary artery disease who are considering traditional mechanical revascularization procedures like coronary artery by-pass surgery or balloon angioplasty and stents. Generx is also designed to be a potential treatment option for patients who may no longer be optimal candidates for such mechanical revascularizations due to their specific medical condition or other constraints. Similar to mechanical/surgical cardiac revascularization approaches, the goal of Generx treatment is to improve myocardial perfusion (blood flow). SPECT myocardial perfusion imaging can be used to quantitatively evaluate Generx’s effectiveness by measuring improved myocardial blood flow under stress, a key prognostic indicator that is associated with the regenerative process of new collateral vessel formation in and around the regions of ischemia. While walking time during exercise tolerance testing (ETT) has been a traditional efficacy measure of anti-anginal drugs, ETT is based on a subjective assessment of chest pain (angina pectoris), does not directly measure improvements in cardiac blood flow, and can be affected by other variables such as heart rate and blood pressure.

“We are pleased to be working with Dr. Berman and the Cedars-Sinai Core Laboratory team again. Their deep experience in the field of myocardial perfusion imaging is almost unmatched and their prior experience with the successful Generx Phase 2 SPECT-based clinical study is invaluable. As the core lab for our new ASPIRE Russian Phase 3 registration study, we will look to Cedars-Sinai to assist in the timely transfer, management and analysis of data. A new video entitled ‘Cardium Generx Cardio-Chant’ provides an overview of Generx at http://www.youtube.com/watch?v=pjUndFhJkjM,” stated Christopher J. Reinhard, Cardium’s Chairman and Chief Executive Officer.

Generx Product Candidate

Generx (Alferminogene tadenovec, Ad5FGF-4) is a DNA-based angiogenic growth factor therapeutic product candidate representing a new class of cardiovascular biologics for the potential treatment of patients with advanced coronary artery disease. Generx is designed to stimulate and promote the growth of supplemental collateral vessels to enhance myocardial blood flow (perfusion) following a one-time intracoronary administration from a standard cardiac infusion catheter in patients who have insufficient blood flow due to atherosclerotic plaque build-up in the coronary arteries.

An independent long-term study published in Circulation (Meier et al, Circ. 2007; 116:975-983) provided key evidence indicating that men and women with more recruitable collateral circulation have a better chance of surviving a heart attack than patients who have less developed collateral circulation. This important study quantitatively evaluated coronary collateral blood flow in 845 patients with coronary artery disease during a 10-year follow-up period and showed that long-term cardiac mortality was approximately 66% lower in patients with a highly developed collateral vessel blood supply (p=0.019). For the first time, this study showed the importance of collateral circulation beyond simply the relief of angina and provided further support of the potential for long term benefits from angiogenic therapy.

ASPIRE Clinical Study

The ASPIRE study will represent the fifth clinical study under Generx’s clinical development program that, when completed, will have enrolled more than 750 patients at over 100 medical centers throughout the U.S., Canada, South America, Western Europe and Russia. Based on the specified clearance from the Russian Health Authority, with positive safety and efficacy data from this single registration study, Cardium’s Russian sponsor and development partner, Advanced Biosciences Research, an affiliate of the contract research organization bioRASI, would be in a position to consider the submission of an application for marketing and sales of Generx in the Russian Federation, and to advance forward with applications and submissions seeking approval for marketing and sales of Generx in certain other countries of the Commonwealth of Independent States, comprising the former republics under the Soviet Union. The ASPIRE study could also provide additional clinical evidence regarding the safety and effectiveness of Generx that would be useful for optimizing and broadening commercial development pathways in other industrialized countries. Additional information about the Generx Development Program is available in a Company presentation, New Cardiovascular Therapeutic Paradigm: Development and Commercialization of Cost-Effective DNA-Based Angiogenic Therapeutic for International Markets at the Investors Section of Cardium’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=77949&p=irol-presentations.

About Cardium

Cardium is focused on the acquisition and strategic development of new and innovative bio-medical product opportunities and businesses that have the potential to address significant unmet medical needs and definable pathways to commercialization, partnering and other economic monetizations. Cardium’s current investment portfolio includes the Tissue Repair Company, Cardium Biologics, and the Company’s in-house MedPodium healthy lifestyle product platform. The Company’s lead product candidates include Excellagen™ topical gel for wound care management, and Generx® DNA-based angiogenic biologic for patients with coronary artery disease. In addition, consistent with its capital-efficient business model, Cardium continues to actively evaluate new technologies and business opportunities. In July 2009, Cardium completed the sale of its InnerCool Therapies medical device business to Royal Philips Electronics, the first asset monetization from the Company’s biomedical investment portfolio. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that Generx can be successfully advanced in clinical studies outside of the U.S.; that results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or procedures, or that clinical studies even if successful will lead to product advancement or partnering; that improvements in the formulation or use of Generx will be commercially practicable, or that Generx could be successfully advanced as a therapeutic in developing markets or that the results of studies in such markets could be used to advance or broaden the regulatory or commercialization activities of Generx in the U.S. or other markets; that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive; that FDA or other regulatory clearances or other certifications, or other commercialization efforts will be successful or will effectively enhance our businesses or their market value; that our products or product candidates will prove to be sufficiently safe and effective after introduction into a broader patient population; or that third parties on whom we depend will perform as anticipated.

Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development of complex biologics and in the conduct of human clinical trials, including the timing, costs and outcomes of such trials, our ability to obtain necessary funding, regulatory approvals and expected qualifications, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2011 Cardium Therapeutics, Inc. All rights reserved.

For Terms of Use Privacy Policy, please visit www.cardiumthx.com.

Cardium Therapeutics®, Generx®, Cardionovo™, Tissue Repair™, Gene Activated Matrix™, GAM™, Excellagen™,

Excellarate™, Osteorate™, MedPodium™, Appexium™, Linée™, Alena™, Cerex™ and Nutra-Apps™ are trademarks of

Cardium Therapeutics, Inc. or Tissue Repair Company.

(Other trademarks belong to their respective owners)